EXHIBIT 6

CONSENT

     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the Prospectus Supplement dated December 3, 2002 to the Prospectus dated June 27, 2002 relating to securities issued pursuant to Registration Statement No. 333-90206 of Export Development Canada.

December 10, 2002

/s/ Milbank, Tweed, Hadley & McCloy LLP

Milbank, Tweed, Hadley & McCloy LLP